Exhibit 99.1

Ark Restaurants Announces Financial Results for the Third Quarter and Nine Months Ended June 27, 2009

NEW YORK--(BUSINESS WIRE)--August 7, 2009--Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the third quarter and nine month periods ended June 27, 2009.

Total revenues from continuing operations for the three month period ended June 27, 2009 were $31.1 million versus $36 million in the same period last year. Total revenues from continuing operations for the nine month period ended June 27, 2009 were $81.7 million versus $90.8 million in the same period last year.

EBITDA from continuing operations for the three month period ended June 27, 2009 was $3,430,000 versus $5,692,000 during the same three month period last year. EBITDA from continuing operations for the nine month period ended June 27, 2009 was $4,872,000 versus $9,443,000 during the same nine month period last year.

For the three months ended June 27, 2009, the Company’s net income from continuing operations was $1,597,000, or $0.46 per share ($0.46 per diluted share), compared to $3,250,000, or $0.90 per share ($0.90 per diluted share), for the same period last year. For the nine months ended June 27, 2009, the Company’s net income from continuing operations was $1,733,000, or $0.50 per share ($0.50 per diluted share), compared to $4,945,000, or $1.37 per share ($1.37 per diluted share), for the same period last year.

Company-wide same store sales decreased 14.3% compared to the same three month period last year and decreased 13.1% compared to the same nine month period last year.

As of June 27, 2009, the Company had cash, cash equivalents and short term investments totaling $10,527,000. As of the same date, the Company had no long-term debt other than $560,000 remaining due on a five year purchase money obligation undertaken in connection with the Company’s January 8, 2007 acquisition of the Durgin Park Restaurant and the Black Horse Tavern in Boston, Massachusetts.

Ark Restaurants owns and operates 20 restaurants and bars, 30 fast food concepts, catering operations and wholesale and retail bakeries. Seven restaurants are located in New York City, four are located in Washington, D.C., five are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey, one is located at the Foxwoods Resort Casino in Ledyard, Connecticut and one is located in Boston, Massachusetts. The Las Vegas operations include three restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and nine food court concepts; one bar within the Venetian Casino Resort as well as three food court concepts. The Florida operations under management include five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace.

Except for historical information, this news release contains forward-looking statements, which involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's fillings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ARK RESTAURANTS CORP.
Condensed Consolidated Income Statement
For the 13 week and 39 week periods ended June 27, 2009 and June 28, 2008
(In Thousands, Except per share amounts)

	13 weeks ended	13 weeks ended	39 weeks ended	39 weeks ended

	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008

TOTAL REVENUES	$31,123	$36,077	$81,672	$90,764

COST AND EXPENSES:

Food and beverage cost of sales	7,945	9,224	20,743	23,384
Payroll expenses	9,577	10,125	26,619	28,023
Occupancy expenses	4,134	4,696	12,367	12,259
Other operating costs and expenses	3,871	4,063	11,014	11,209
General and administrative expenses	2,195	2,260	6,833	6,594
Depreciation and amortization expenses	917	771	2,687	2,153

Total costs and expenses	28,639	31,139	80,263	83,622

OPERATING INCOME (LOSS)	2,484	4,938	1,409	7,142

OTHER INCOME:

Interest income - net	45	91	250	353
Other income	117	158	503	322
Total other income	162	249	753	675

Income from continuing operations
before income taxes	2,646	5,187	2,162	7,817

Provision for income taxes	961	1,762	702	2,698

(Income) loss attributable to non-controlling interests	(88)	(175)	273	(174)

Income from continuing operations	1,597	3,250	1,733	4,945

DISCONTINUED OPERATIONS:
Income (loss) from operations of discontinued restaurants	-	(178)	-	33

Provision (benefit) for income taxes	-	(64)	-	12

Income (loss) from discontinued operations	-	(114)	-	21

NET INCOME	$1,597	$3,136	$1,733	$4,966

PER SHARE INFORMATION - BASIC AND DILUTED:

Continuing operations basic	$.46	$.90	$.50	$1.37
Discontinued operations basic	$0	$(.03)	$0	$.01
Net basic	$.46	$.87	$.50	$1.38

Continuing operations diluted	$.46	$.90	$.50	$1.37
Discontinued operations diluted	$0	$(.03)	$0	$.01
Net diluted	$.46	$.87	$.50	$1.38

WEIGHTED AVERAGE NUMBER OF SHARES-BASIC	3,490	3,597	3,495	3,597

WEIGHTED AVERAGE NUMBER OF SHARES-DILUTED	3,490	3,597	3,495	3,612

Continuing Operations EBITDA Reconciliation
Pre tax earnings (net of non-controlling interests)	$2,558	$5,012	$2,435	$7,643
Depreciation and amortization	917	771	2,687	2,153
Interest	(45)	(91)	(250)	(353)
EBITDA (a)	$3,430	$5,692	$4,872	$9,443

Continuing Operations EBITDA adjusted for
non-cash stock option expense
EBITDA (as defined) (a)	$3,430	$5,692	$4,872	$9,443
Non-cash stock option expense	122	78	278	234
EBITDA adjusted for non-cash stock option expense	$3,552	$5,770	$5,150	$9,677

(a) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principle. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled Measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, is included above.

CONTACT:
Ark Restaurants Corp.
Robert Towers, 212-206-8800
bob@arkrestaurants.com